PARTNER PROJECT AGREEMENT P600

between

American Graphite Technologies Inc.,

the Science and Technology Center in Ukraine

and

National Science Center Kharkov Institute of Physics and Technology

Kyiv

Operative Commencement Date: October 1, 2013

The Science and Technology Center in Ukraine (STCU) (hereinafter referred to as **"the Center"**),

the American Graphite Technologies Inc. (hereinafter referred to as **" the Partner"**), and the leading Institution National Science Center Kharkov Institute of Physics and Technology,

(hereinafter referred together as **"the Recipient(s)"**)

represented for the purpose of the signature of this Partner Project Agreement (hereinafter referred to as **"the Agreement"**) by their authorized representatives, (with the Center, the Partner, and the Recipient(s) hereinafter referred to collectively as **"the Signatory Parties"**),

TAKING INTO ACCOUNT THE FOLLOWING CONSIDERATIONS:

The United States of America, Canada, Sweden and Ukraine signed the agreement establishing the Science and Technology Center in Ukraine on October 25, 1993 (referred to as **"the STCU Agreement"**),

The European Union has acceded to the STCU Agreement on November 26, 1998, and in so doing, replaced Sweden as a Party to the Agreement,

Additional States may accede to the STCU Agreement to participate in the activities of the Center. Georgia acceded to the STCU Agreement on March 18, 1998; Uzbekistan acceded to the STCU Agreement on December 29, 1997, Azerbaijan acceded to the STCU Agreement on June 27, 2003, Moldova acceded to the STCU Agreement on December 7, 2004,

The Center is a legal entity and has been accredited by the Ministry of Foreign Affairs of Ukraine as an intergovernmental organization with its headquarters in Kiev,

The Partner, established under the law of United States of America is a legal entity that has been approved by the Center's Governing Board to participate in Center activities,

The Recipient(s) is a legal entity within Ukraine,

The Governing Board of the Center approves a project to be funded by the Partner through the Center in the domain covered by the Agreement,

The Partner has agreed to provide financial support for such project,

As set forth in the STCU Agreement, funds received by a legal entity in connection with the Center's projects shall be excluded in determining the profits of that organization for the purpose of tax liability, and funds received by persons in connection with the Center's projects shall not be included in these persons' taxable incomes,

HAVE AGREED AS FOLLOWS:

Article 1 - Scope of the Agreement

The Recipient(s) shall carry out the work plan set forth in Annex 1 according to the conditions of the Agreement, subject to the provisions of the STCU Agreement, and the Statute of the Center (hereinafter referred to as **"the STCU Statute"**) which govern in case of conflict. The activities carried out under the Agreement are entitled Research the properties of nanocarbon contained matter as working material for 3d-printing (hereinafter referred to as **"the Project"**). The scopes of work and relevant budget lines for each recipient entity are identified in the Annex 1. All Project Activities subject to this Agreement are to be executed by the Recipient(s), using only funding provided by the Center and/or sources approved by the Center. The Recipient Entity(ies) shall notify the Center immediately if it and /or other participating institutions determine at any time to utilize any other funding sources to execute such Project activities.

Article 2 - Duration of the Project

The duration of the Agreement shall be from the date of entry into force of the Agreement (hereinafter referred to as "the Operative Commencement Date") until completion of the Agreement. Subject to the applicable requirements in Article 6 "Audit and Monitoring of the Agreement", Article 7, "Ownership and Exploitation of Results from the Agreement," and Annex III herein, the Agreement shall be deemed to have been completed upon approval by Partner of all deliverables required by the Agreement and final payment to Recipient or termination of the Agreement pursuant to Article 11 herein, whichever is earlier. The duration of the Agreement is estimated to be 12 months.

Article 3 - Financial Contribution of the Partner through the Center

3.1 The total cost of the Project to the Center shall not exceed 42697$. This total includes the cost of items described in Articles 3.2, 3.3, and 3.4 below.

3.2 The Center shall pay for items ordered by the Recipient, represented by the project manager: equipment, materials, subcontracts, other direct costs, and travel. The amount of such payments is estimated to be 19397$.

3.3 The Center shall make grant payments directly to individual participants in the Project. The amount of such payments is estimated to be 19420$. This total amount may be increased with the concurrence of the Partner and Center provided that such increase results from additional time worked on the project, rather than an increase in the rate of pay, and an offsetting reduction is made to the cost of items in article 3.2.

3.4 The Center will pay overhead to the Recipient(s), represented by its Director(s), in the amount of 10% of the direct project costs.

3.5 The Center will receive a fee for its service in the amount of 5% of the total project costs. This amount should be calculated in addition to the total cost of the project.

3.6 The Partner will deposit to Center's account the entire amount of its commitment, equal to 44832$ that is the total cost of the project plus STCU's fee, in accordance with Articles 3.1, 3.5, and Article 7 of Annex 2.

3.7 Within Ukraine, all cash payments will be made in the national currency of Ukraine. Conversion of US dollars to the national currency of Ukraine will be according to the exchange rate of the Interbank of Ukraine. Within Azerbaijan, Georgia, Uzbekistan, Azerbaijan, and Moldova all cash payments will be made in U.S. Dollars or Euros where possible.

3.8 Title to the property purchased for performance of this Agreement in accordance with Article 3.2 shall be determined in Annex 1 by applying one of the following clauses:

3.8.1 title will vest in the participation institution at the time of delivery or

3.8.2 title will remain with the Center until termination or completion of the project, at which time title will be vested in accordance with Article 8 - Special Conditions or following to additional agreement between the STCU, Partner and Recipient(s) replacing Special Conditions.

3.9 Title to any goods (deliverables) purchased by Partner under this Agreement shall pass directly from Recipient to Partner at the time of delivery, subject to Partner's right of rejection upon inspection.

Article 4 - Cost Statements, Reports, and other Project Outputs

Quarterly cost statements shall be submitted by the Recipient to the Center. The quarterly cost statements will include a representation that all projects activities conducted by the Recipient during the preceding quarter were funded only with funding provided by the Center and that no other source of funding was utilized in carrying out such activities.

Quarterly progress reports shall be submitted by the Recipient to the Center, to the Partner and/or to the Technical Monitor as designated by the Partner and identified in Annex I - Work Plan (in English and Ukrainian (optional) or Russian (optional, if the project is located only in other CIS states)), in hard copy and in electronic format in accordance with Annex 3 - Reports. The format of the cost statements and quarterly progress reports will be provided by the Center.

Technical reports and other deliverables that are requested by the Partner shall be submitted by the Recipient to the Partner and/or Technical Monitor in accordance with Annex I and Annex III.

Article 5 - Confidentiality

5.1 All reports or portions of reports properly marked as invention information or Business Confidential Information by the Recipient in consultation with the Partner shall be protected from public dissemination unless otherwise agreed by the Recipient(s) and the Partner.

5.2 Subject to any obligations under this Agreement and in accordance with applicable laws and regulations, the Signatory Parties agree to keep confidential any invention information or Business Confidential Information communicated to them by other Signatory Parties or third parties in relation to the execution of this Agreement, unless such information so disclosed is or becomes legitimately available to the receiving Signatory Party through other sources without any covenant as regards its confidentiality.

Article 6 - Auditing and Monitoring

6.1 Access by the Center and the Partner, through the Center, to the project site to carry out on-site monitoring and for the evaluation and the verification of the progress of the Project activities, and to do audits of costs shall be granted by the Recipient(s) including access to (a) portions of facilities where the Project is being carried out and to all equipment, documentation, information, data systems, materials, supplies, personnel, and services which concern the Project, and (b) technical and cost information concerning the management and progress of the Project.

6.2 The Center will give the Recipient(s) up to 10 days advance notice of any intended on-site monitoring of the project.

6.3 The Recipient(s) has the right to protect those portions of facilities that are not related to the Project.

6.4 All documentation and records, including those associated with equipment, data systems, materials, supplies, and services utilized on the project must be maintained and made available for review by the Center, the Partner, or their representatives, for up to two years following the project's completion or termination.

Article 7 - Ownership and Exploitation of Results

7.1 The allocation of intellectual property arising from this Agreement and the responsibilities for protecting and exploiting such intellectual property should be negotiated between the Recipient(s) and the Partner under a separate agreement.

7.2 Exploitation of results shall be limited to applications for peaceful purposes. In this regard, the Recipient(s) and the Partner shall ensure that any results which could result in concerns over proliferation of weapons technology and transfer of sensitive technologies will be protected in accordance with relevant laws of Ukraine, and international agreements and conventions to which Ukraine, is a party.

Article 8 - Special Conditions

8.1 The special conditions specified in this Article shall prevail over other conditions specified in the Agreement.

8.2 Partner, upon agreement with Center and Recipient(s), may at any time, by written notice, make changes within the scope of this Agreement. If any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under this Agreement, whether or not changed by the order, or otherwise affects any other terms and conditions of this Agreement, Partner shall make an equitable adjustment in the Project Price, the delivery schedule, or both, and shall modify the Agreement.

8.3 [This clause should be deleted if Partner determines that no property purchased for performance of this Agreement in accordance with Article 3.2 should be a subject of this clause] The Center agrees to procure specific components that cost more than $2,500, materials, and service contracts, identified by the Partner, from specific vendors identified by the Partner. The Center also agrees that these procurements will be made without following the standard STCU procurement procedures. Prior to conducting these procurements, however, the Partner must provide to the Center, in writing, a listing of the specific vendors and the components, materials, and service contracts that each identified vendor will supply. Partner will be responsible for the selection of these vendors and all equipment performances, guarantees, and other vendors' obligations. The Center shall not be liable for any nonperformance or damages resulting from these components, materials, and service contracts.

8.4 <enter other special conditions here>.

Article 9 - Liability

9.1 The Signatory Parties accept the project team for the execution of the project and accept the project manager as the leader of the project team. The project manager shall be responsible for scientific, technical, personnel and financial activities related to the project, and shall have exclusive rights to handle all goods and services related to the project during its term. The director(s) of the institution(s) is liable for provision of general administrative and legal support to the project manager in connection with the execution of the Agreement.

9.2 The Center shall not be liable for nonperformance by the Partner or the Recipient(s) of their obligations under the Agreement.

9.3 The Center and Partner shall not be liable for any material loss, damage, or injury of any nature arising from, or in connection with, the performance of the work under the Agreement.

Article 10 - Disputes

Disputes arising during performance of the Agreement including, in particular, (1) a claim by the Recipient(s) for any payments deemed due; (2) an interpretation of a provision of the Agreement; or (3) a request for relief or approval related to the Agreement, shall be subject to the following procedure.

The Recipient(s) shall submit any claim, demand, or request in writing to the Partner and to the Center. The Partner and the Center will prepare a joint response. The written decision of the Partner and the Center shall be delivered to the Recipient within four weeks of the receipt of the submission.

Exceptionally, the Recipient(s) may appeal the Partner's and Center's decision in writing through the Executive Director of the Center to the Governing Board of the Center within four weeks of the communication of the Partner's and Center's decision.

The decision of the Governing Board shall be final and binding (unless otherwise provided). Pending the final settlement of disputes, the Recipient shall, nevertheless, proceed diligently with the performance of the Agreement.

Article 11 - Suspension and Termination of the Agreement

11.1 Each Signatory Party shall reserve the right to suspend the Project or its part by issuing to the other Signatory Parties a notification of suspension which specifies the problem, the effective date, and the period of the suspension.

11.2 When the Project is suspended by the Center, and the period of the suspension expires and the Center and the Recipient are unable to find a solution, the Center shall, in consultation with the Partner, terminate the Project or a part of the Project.

11.3 When the Project is suspended by the Recipient, and the period of the suspension which is specified in the Recipient's notification expires and the Recipient and the Center are unable to find a solution, the Recipient shall terminate the Project.

11.4 Notwithstanding the termination, the Recipient shall submit reports and cost statements covering the period up to the termination and the following provisions of the Agreement shall continue to apply: Article 10, and Annex 2.

11.5 When Force Majeure situations occur which make the Project implementation impossible, the Center in consultation with the Partner and the Recipient(s) may terminate the Project with application of similar procedures as specified above.

11.6 When the Recipient(s) has committed actions which obviously violate the national laws of Ukraine, or which obviously are contrary to the objectives specified under the STCU Agreement, the Center shall terminate the Project with immediate effectiveness upon written notification of termination to the Recipient. In this case, the Recipient(s) shall promptly return to the Center all payments and goods previously provided to the Recipient(s).

Article 12 - Amendments, Variations, or Additions

The provisions of the Agreement and its annexes may be amended or supplemented by means of a written agreement signed by authorized representatives of the Signatory Parties. However, operational changes in Annex 1, other than changes in the project manager, the institution, and the overall schedule, can be made by agreement between the Center and the Recipient(s) upon approval by Partner requested in accordance with applicable clauses of Annex 1.

Article 13 - Annexes

The Annexes are an integral part of the Agreement. They are:
Annex 1 - Work Plan
Annex 2 - Financial Provisions
Annex 3 - Reports

Article 14 - Entry into Force of the Agreement

The Agreement shall enter into force on the first of the month following the date this Agreement is signed by the last signature of Signatory Parties or the date Partner deposited its commitment in accordance with Article 3.6 to Center's account, whichever is later, i.e. on "the Operative Commencement Date".

Prepared in Kyiv in the English and Ukrainian languages (Russian optional, if the project is located only in other CIS State). In the event of inconsistencies between the English and Ukrainian (Russian) texts, the English text shall take precedence.

For the Center

Date of Signing (REQUIRED):

02/10/2013

Myron Michael Einik

Executive Director
Science and Technology Center in Ukraine
7a Metalistiv Street,
Kyiv, 03057, Ukraine
Tel/Fax: +380(44) 490-7150/45

For the Partner

Date of Signing (REQUIRED):

SEPT 25/13

Rick Walchuk

American Graphite Technologies Inc.
3651 Lindell Rd., Suite D#422, Las Vegas
89103, United States of America
Tel: +1.702 4738227 Fax: +1.702 9430233

For the Recipient(s)

Date of Signing (REQUIRED):

Dmytro Vynogradov
Project manager

Approved:
Ivan Nekludov
Director
National Science Center Kharkov Institute of Physics and Technology
Academichna 1, Kharkiv 61108, Ukraine
Tel: +380.57 3356023 Fax: +380.57 3356023

Annex I - Work Plan

1. Project Title P600
Research the properties of nanocarbon contained matter as working material for 3d-printing

2. Project management

2.1 Project Manager:

Name:	Vynogradov Dmytro V (Science researcher)
Title:	science researcher
Institution:	National Science Center Kharkov Institute of Physics and Technology
Phone:	(+380.57) 3356023
Fax:	(+380.67) 2819602
E-mail:	vinogradov@kipt.kharkov.ua

2.2 Name of leading institution/address:

Name:	National Science Center Kharkov Institute of Physics and Technology
Address:	61108, Valtera 13, Kharkiv, Ukraine
Phone:	(+380.57) 3356023
Fax:	(+380.67) 2819602
E-mail:	vinogradov@kipt.kharkov.ua

2.3 Name of participating institution(s)/addresses:

2.3.1 Participating institution Manager:

2.4 Technical Monitor (partner's designee to oversee project progress, review project reports and other deliverables):

3. Introduction and Overview

<Provide in this section a general overview of the following items that are of interest to the Partner:

What's the objective

Specifically state the primary objective of the project.

The objective of the project is the investigation the properties of materials, which contains nanocarbon (first of all graphene), the analysis of current 3d- printing technologies and the research the possibility of using the graphene as working material for 3d-printing.

What's the problem

Describe the current state of the problem, the area of research, and why this problem is important.

The project relates to the sphere of carbon nanotechnology and technology of rapid prototyping or 3D-printing. It is known that the properties of the working material are the main factor for 3D printers using. Technology of 3D-printing makes it relatively quickly obtain three-dimensional detail with any shape without using expansive mold.

The advantages of this technology are: rapidity restructuring for a wide range of products, high rate of creation of products (all actions are performed till one operation), unnecessary of mold, the ability to produce products of any shapes. Different technologies of 3D Printing use the different materials and, accordingly, have different quality of the products obtained (stereolithography, Solid Ground Curing, d Deposition Modeling Ballistic Particle Manufacturing Multi Jet Modeling Laminated Object Modeling Selective Laser Sintering). More vide spreading models uses the polymers or plastics as the working material. There are also the models with metals working material (titanium as a rule). The limitation of working material restricts widespreading 3D printing technologies. Now working materials used in 3D printing do not provide required product quality. Such product parameters are determined by a complex physical, mechanical, electro and other properties of the working material.
It is known that one of the most perspective material with a complex combination of properties is graphene. This is a two-dimensional nanoscale allotrope modification of carbon having a number of unique properties. Particularly valuable is the fact that the record-breaking parameters are often found in the combination of few properties. For example, the electron mobility under room temperature is 2.5 * 105 cm2V-1 s-1 (the theoretical limit of 2 * 105 cm2V-1 s-1) Young's modulus (Young's modulus) = 1TPa and the actual strength of 130 GPa is close to the theoretical limit. Furthermore, graphene has very high parameter of thermal conductivity - about 3,000 W * m * K-1) and resistance to extremely high electric current density (million times higher than that of copper). Graphene is also very attractive in view of the fact that its properties can be varied by chemical functionalization.)
Graphene is perspective material for flexible electronic devices, such as touch screens surface, electronic paper, organic light emitting diodes (OLED), etc., - the device which require a low surface resistance and high EMV transmittance (90%) depending on the particular the application. Other scopes could be the high-frequency transistors, logic transistors. Because graphene can absorb light of any spectrum, photonics based on it can replace the currently used semiconductor detectors. Here we could add photo detectors, optical modulators, lasers, mode-locked / THz generators and optical polarizer's. Graphene can be used in composite materials, in paints and coatings, applications, storage and generation of energy, sensors and applications for metrology, biologicall applications, as battery electrodes in solar cells, as a structural material in various types of detectors, and hydrogen as a sorbent for water purification from impurities, replace the silica for manufacturing the electronic components.
Therefore the study of the properties of this material is a perspective and important task.
It is interesting to study the methods of formation of three-dimensional articles and explore complex properties of materials, contained nanocarbon, especially graphene, as a working material for 3D printing

What are other people doing

Describe the main achievements in this field in the world and in Ukraine, to the extent possible list the leading firms, scientists, and other specialists.

Now different methods of 3D-printing have different resolution and the characteristic dimensions of produced objects. It could be from micron scale - for example in the case of stereolithography to meters in the case of so-called building printing. Below are some interesting applications of graphene with small-scale dimension of objects.
For smart windows applications researchers from S.Korea and Japan [1] shows that single-walled carbon nanotube thin film could be used as an electrically configurable optical medium. One more advantage of using graphene on a touch screen appeared because of its mechanical - elastic properties
For energy storing applications researchers from Rice University's (James Tour Group) achieved internal pores surfaces more than 2,000 square meters per gram of material. This is important at the scope of energy storage because capacity of electricity is depend from surface area and with more thin films of working layers, more surfaces could be created and more energy could be accumulated. [2]. Illustration of this principle we could see for example here [3] Curved graphene sheets increase charge, stored at supercapacitors. Due to using of curved graphene scientist from China and US achieved the level of supercapacitors charge up to 85.6 Wh/kg – this value is near such for Ni-Me battery. It is important that common advantage of supercapacitors – fast charge and probably high maintainability leaved the same.
For catalyst for Fuel Cell applications collaborative group of South Korea and US scientists shows [4] that graphene could replace the Platinum as catalyst layer on low temperature hydrogen-oxygen Proton exchange membrane fuel cells (PEMFC). Fuel cell is compact (dimensions near mm-cm) electrochemical element that converts chemical energy from a fuel into electricity with high efficiency. PEMFC as a rule demands expansive Pt catalyst. One more critical advantage of using graphene is that CO (carbon oxide) CO poisoning effects is weak and fuel (hydrogen) purity could be reduced. Construction of PEMFC looks like a sandwich with a few layers (cathode, membrane, catalyst, anode) with width near 1-10 cm, depth near 0.1-10 mm). Earlier wide using of PEMFC was restricted due to high price of Pt or Pt –Rh catalyst, high price of membrane and restrictions for purity of fuel (hydrogen). Due to Graphene- Iodine catalyst two problems could be solved. So we think that it is interesting to try to work with graphene thin films with such dimensions.
It is important to note to that there exist methods for creating the objects with so small dimensions. For example The Northwestern researchers [5] had developed a new method for mass-producing graphene with maintaining its

conductivity and flexibility. The researchers demonstrated printing the ink in multiple layers, each 14 nanometers thick. Other group from Northeastern University had developed the ink jet 3d-printer technology based on electrophoresis attractive particles. Such particles at some cases could be nanoparticles. [6]. Prof. Ahmed Busnaina (leader of this group) said that such technology is perspective for producing high-value devices like sensors, advanced electronics, energy harvesting, or batteries.

There are a lot of methods of graphene producing, but graphene is still expansive. Researchers think that the most challenging problem; economically viable mass production of high-quality graphene via environmentally friendly processes [7]. By the way there exist some methods which produce graphene without using any surfactants for example [8].

So, we think that the research the possibility of using the graphene as working material for 3d-printin is important question. Main and perspective scope of research as we think are thin films and extremely small-scale objects with nano- and micro-meter dimensions.

Literature

1) Feihu Wang, Mikhail E. Itkis, Elena Bekyarova & Robert C. Haddon *Charge-compensated, semiconducting single-walled carbon nanotube thin film as an electrically configurable optical medium* Nature Photonics 7, 459–465 (2013).

2) Yu Zhu, Lei Li, Chenguang Zhang, Gilberto Casillas, Zhengzong Sun, Zheng Yan, Gedeng Ruan, Zhiwei Peng, Abdul-Rahman O. Raji, Carter Kittrell, Robert H. Hauge & James M. Tour *A seamless three-dimensional carbon nanotube graphene hybrid material* Nature Communications 3, Article number: 1225 .

3) Chenguang Liu, Zhenning Yu , David Neff †, Aruna Zhamu , and Bor Z. Jang *Graphene-Based Supercapacitor with an Ultrahigh Energy Density* Nano Lett., 2010, 10 (12), pp 4863–4868

4) In-Yup Jeon, Hyun-Jung Choi, Min Choi, Jeong-Min Seo, Sun-Min Jung, Min-Jung Kim, Sheng Zhang, Lipeng Zhang, Zhenhai Xia, Liming Dai, Noejung Park & Jong-Beom Baek *Facile, scalable synthesis of edge-halogenated graphene nanoplatelets as efficient metal-free eletrocatalysts for oxygen reduction reaction* Scientific Reports 3, Article number: 1810.

5) Ethan B. Secor, Pradyumna L. Prabhumirashi, Kanan Puntambekar Michael L. Geier, and Mark C. Hersam *Inkjet Printing of High Conductivity, Flexible Graphene Patterns* J. Phys. Chem. Lett., 2013, 4 (8), pp 1347–1351

6) Angela Herring K. *The 3-D printing of tomorrow Northeastern* press release March 14, 2013

7) Samba Sivudu and Yashwant Mahajan, Centre for Knowledge Management of Nanoscience and Technology (CKMNT), Mass production of high quality graphene: An analysis of worldwide patents (2012)

8) Foley; Mike USPAtent Application *Utilizing nanoscale materials as dispersants, surfactants or stabilizing molecules, methods of making the same, and products produced therefrom* App # 20110210282.

What are we going to do

Indicate the contribution of your project to solving this problem.

Give the detailed information about subject of your investigation in order to cover main specific points of your project.

During the project it will be studied some physical properties of nanocarbon materials - Mechanical properties - strength, ductility, electrical and thermal conductivity, absorption characteristics, viscosity, temperature stability. It is planned to conduct an analysis of existing methods of 3d-printing and requirements for the material involved with this technology. It is also planned to evaluate the use of nanocarbon as working material 3d-printing.

What's new

Describe in what way your project (work and results) is new, unique, and /or different from similar researches.

It will be studied nanocarbon properties as working material for using it for 3D printing.

Who we are

Briefly describe the institution and participants of your project, their qualification with references on previous significant results and what they will do in the project. Describe other projects in which these people or organizations are involved>.

For performing the project it will be involved highly- qualified scientists from the National Science Center "Kharkov Institute of Physics and Technology" (NSC "KIPT"), including so called weapon scientists (development of weapons of mass destruction and their means of delivery, as well as developments in radiation materials science and technology) to reorient these professionals to work for peaceful purposes.

Kharkov Institute of Physics and Technology - the largest and oldest physical science center in Ukraine, which in 1993 was granted the status of Ukraine's first national research center. The institute has about 350 candidates and

80 doctors, 10 members of the National Academy of Sciences of Ukraine. Center celebrated a wide range of research areas, from plasma physics, high energy physics and ending research in solid-state physics and condensed matter physics, biotechnology. One of the main directions of scientific work KIPT is solid state physics, physical materials science and physics of condensed matter. Within these areas are carried out development of various new materials, technologies, instruments and equipment.

In order to successfully achieve the objectives it will be involved highly qualified specialists from various fields of science and technology - nanotechnology, 3D printing, solid state physics, materials science, to use that experience and the presence of a group of performers at their disposal, research and technological equipment.

- **Vynogradov D.V.** – science researcher, the author and co-author of 10 academic articles, 14 presentations on international conferences , participated on 4 international science projects at the field of radiation technologies , hydrogen energy , nanotechnologies.

The main direction of activities under the project:
  - Managing the project, analysis the results of experiments, performing theoretical reseacrhes.

- **Volchok O.I.** – PhD. (physics & mathematics), senior research worker, the author and co-author of more than 70 academic articles and 16 patents and author's certificates.

The main direction of activities under the project: organization of and participation in the work to investigate properties of material, contained nanocarbon. organizing the research process, analysis the results of experiments.

Repalova Olga Nikolaevna - PhD in technical sciences, Associate Scientist, Author and co-author of 6 academic articles.

- The main direction of the project:
- Research heat and mass exchange processes in nonlinear-viscous medium.
- Study of the stability and dynamics of non-Newtonian fluid flows.

- **Tkachenko Viktor I. - D.Sc., Professor ,** Head of the department of physics and ecology of non-conventional energy technologies and energy physics faculty KhNU VN Karazina, Director of SPC "RESST" .
  - The main direction of the project:

  theoretical investigation of nanostructure material properties, - scientific-organizational and consultative work on the problems of creating the 3d objects from nanostructure carbon materials.

- **Nikolaenko Alisa A..** – senior science researcher , the author and co-author of 40 academic articles.

The main direction of activities under the project:
  - performing the experiments, structure investigation of research materials. .

- **Kolody I.V.** – science researcher, the author and co-author of 6 academic articles.

The main direction of activities under the project:
  - performing the experiments, structure investigation of research materials. .

- **Ryabchikov Alexandr N.** – PhD student of UIPA MoESc of Ukraine, the author and co-author of 6 academic articles. Specialist at the field of computer vision and 3d –printing.

The main direction of activities under the project:
  - Analysis the availkiable 3d –printing principles, investigation the conditions, critical for rapid prototyping techniques, experimental reseacrhes.

- **Komir Anton** – science researcher , specialist at the field of solid state physics.

The main direction of activities under the project:
  - Informational researches, performing the experiments.

4. Expected Results

< Indicate scientific, economic, industrial, commercial, and other benefits, products, and tangible results that the Project should achieve. To the extent possible, state these expected benefits in quantitative terms. Clearly indicate any portions of them that contain invention or business confidential information.>

In addition to quarterly progress reports to be delivered in accordance with Article 4, the following technical schedule activities/events are considered the deliverables under the Agreement:

During the performing of the project it will be obtained the data about properties of nanocarbon materials and. Based o nobtained experimental data it will be analysied the possibility of using such materials like working substance for 3d-printing. Result of performing the project will be the reports about researches.

Deliverables	Due date (by the end of Month # ___)	Point (address) of delivery
report	6	
report	12	

5. Scope of Activities

<Provide a general overview of the project activities in relation with the technical approach and methodology (section 6 below) and deliverables:
List and describe your major activities under the Project. Describing each activity take into account parallel work and part of the work to be performed by each participating institution. Use diagrams of work structure to synthesize information about its directions and allocation>.

During project performing it will be to studied some physical properties of nanostrucdture carbon materials - Mechanical properties - strength, ductility, electrical and thermal conductivity, absorption characteristics, viscosity, temperature stability. It will be analyzed the existing methods of 3d-printing and requirements for the material used as working substance for this technology. Also during the project it will be evaluated the possibility of using nanocarbon as working substance for 3d printing.

6. Technical Approach and Methodology

<Give an overview of the technical features of the project:
Describe the scientific and technical approach, methods and methodology to be used on each trend of the project activity for solving the problem. Underline novelty and uniqueness of methodological background>.

It is planned to study the properties of mechanical, electrical, thermal and other properties of nanocarbon materials. It is planned to create conditions that can lead to the formation of three-dimensional obyiektiv nanokabonovyh materials.

7. Project Location and Facilities

<Give information about the project location:
Describe where the project performance will take place, namely buildings (provide addresses for the project sites in case of difference from those mentioned in item 1.1 above), laboratories, or other locations. List and describe principal equipment and facilities to be used in the project>.

The project implies the participation of highly-qualified scientists of the National Science Center "Kharkiv Institute of Physics and Technology" (NSC KIPT), including the specialists who previously have been engaged in defense item developments (mass destruction weapons and delivery techniques, as well as developments in the field of radiation materials science and technologies), to redirect the mentioned specialists for peaceful-purpose work.

The Kharkiv Institute of Physics and Technology is the largest center of physical science in Ukraine, founded in 1928 and given the status of the first in Ukraine National Science Center in 1993. About 350 Candidates of Science and 80 Doctors of Science, 10 Academicians of the National Academy of Sciences of Ukraine are working here. The Center is noted for a wide scope of research ranging from plasma physics, high-energy physics to investigations in the fields of solid-state physics and condensed state of substances, biotechnologies. Solid-state physics, physical materials science and physics of condensed state of substances are

among the main lines of scientific research at NSC KIPT. In the framework of those studies, various new materials, technologies, devices and equipment are being developed. At the present time, more than 200 scientists of the Institute are working with support of various international foundations and organizations.The project participants have a great experience of scientific research in the field of nanotechnology, 3D printing, solid state physics, materials science.

8. Financial Information

Table 1 presents Work schedule specified for each participating institution as identified by I-Code.
Table 2 presents Work schedule chart.

Budget categories (allowable direct cost) are specified in the following tables:
Grant payments: Table 3
Equipment: Table 4
Materials: Table 5
ODC: Table 6
Travel: Table 7

Tables 8 and 9 present financial summary including overhead for participation institutions. Tables S8 and S8 present financial summary for each participating institution separately.

Annex 2 - Financial Provisions

Article 1 - Allowable Costs

1.1 Costs shall include actual costs incurred for the Project after the operative commencement date which are necessary for the performance of the project. Allowable costs may only include the cost categories defined in Articles 2 and 3 of this annex.

1.2 The original estimates of expenditures set forth in Annex I may be adjusted by the project manager between categories in consultation with the Center and Partner, and provided that the transfers do not fundamentally alter the scope or content of the project.

Article 2 - Direct Costs

2.1 Personnel

2.1.1 Personnel costs may be charged to the project as direct costs.

2.1.2 The institution and the project manager are responsible for certifying the times devoted to the Project by the individual participants, as reflected in project time cards prepared by individual participants. Personnel costs charged to the Project shall be in increments of one hour.

2.1.3 The project manager may increase the time commitments of personnel by up to 10 percent during one quarter of any individual without approval of the Center but may not change the daily rate without approval of the Center. The project manager may request more significant changes in personnel commitments, including changes in the names of personnel, at the beginning of each quarter. Such significant changes must be fully justified in writing. Changes in scientific personnel must provide for the new individual participants to have technical credentials and previous weapons experience comparable to those of the individual participants they replace. The Center, in consultation with the Partner, will respond promptly to such requests.

2.1.4 The Center will not pay personnel costs associated with holidays, vacations, overtime, or sick leave. Such additional costs, if any, are the responsibility of the Recipient(s).

2.1.5 Since the individual participants will remain employees of the institution, the Center's act of direct grant payments to the individual participants will not transfer from the Recipient(s) to the Center any liability for damages caused by the individual participants during execution of the projects or any liability for damages to the individual participants during execution of the Project.

2.1.6 The Recipient(s) is responsible for any medical expenses or compensation claims for injuries or other losses for personnel working on the project which are directly or indirectly related to the project.

2.1.7 Individual participants must personally record the hours worked on STCU projects on time cards according to the following procedures:

Project Manager and Participating Institution Manager Responsibilities

Project managers and Participating Institution Managers are required to do the following:

i. Provide project participants with a separate time card for each STCU project that they will work on. Each time card must contain a project number.
ii. Ensure that project participants understand which time card must be used to record hours worked on each project.
iii. Ensure that all project participants correctly record the hours worked on STCU projects according to the procedure described in the project participant responsibilities section below.
iv. Transmit completed time cards to the STCU no later than the 10th of each month.
v. Control blank time cards provided by the STCU.
vi. Certify that the hours recorded on the time cards are true and accurate by signing them.
vii. Obtain signatures of two other project participants on their own (project managers' and participating institution managers') time cards in addition to their own signature.

Project Participant Responsibilities

Project participants are required to do the following:

i. Complete a separate time card for each STCU project that they work on. Time cards are for a period of one month.
ii. Personally complete their time cards **each working day** and **in ink**.

iii. Correct time cards by crossing out mistakes and inserting the correct information on the next line; no erasures may be made to time cards. Project workers must initial the corrections.
iv. Sign their own time cards at the end of each month.
v. Certify, on an as needed basis, that the hours recorded on the time cards of the project manager or participating institution manager are true and accurate by signing their cards.

2.1.8 Payments to individual participants will be based on properly completed time cards as described in Section 2.1.7 above

2.1.9 The Center will provide blank time cards for use on this project. Such time cards will be printed on card stock and will be serially numbered. Only time cards provided by the Center may be used to record hours worked on STCU projects; photocopied time cards are not acceptable.

2.1.10 Project participation is limited as described in the STCU Standard Operating Procedure XXIV – Project Participation in STCU Projects: A copy of the this procedure may be obtained on the STCU's website at the following address: http://www.stcu.int/documents/reports/financial/.

2.2 Equipment

2.2.1 The cost of equipment used in the project which is purchased, fabricated, or leased may be charged to the Project as a direct cost. The total lease costs may not exceed the purchase price of the equipment.

2.2.2 Equipment purchased in accordance with Article 3.3 of the Agreement will be preserved, accounted for, and maintained throughout the term of the Project by the Recipient(s).

2.2.3 . Equipment purchased for the project should be identified as described in the STCU Standard Operating Procedure XXIII - Identification Of Equipment Purchased For Stcu Projects. A copy of the this procedure may be obtained on the STCU's website at the following address: http://www.stcu.int/documents/reports/financial/.

2.3 Materials

The costs of materials required for the Project shall be allowable costs.

2.4 Services and Other direct costs

2.4.1 Costs associated with (1) testing facilities, (2) computer services, (3) communication, (4) security services, (5) repairing/maintenance of equipment, (6) laboratory tests outside, (7) publications, and (8) patenting, but excluding items covered by Article 4 of Annex 2, may be charged as direct costs to the project through cost allocation formulas approved by the Center, provided such facilities and services contribute to the project and are accessible for monitoring and auditing in accordance with Article 9 of this agreement.

2.5 Travel and per diem

The following travel costs may be charged to the project:

i. Airline Tickets. Reimbursement is limited to the cost of coach or economy class airfare by the most direct, cost-effective routing.
ii. Train Tickets. Reimbursement for first class rail fare is authorized.
iii. Lodging.
    A. Within Country of Residence, reimbursement is limited to the lower of the actual cost or $100.00 (taxes not included) per day.
    B. Outside Country of Residence, reimbursement is limited to the lower of the actual cost or the maximum amount allowed in the U.S. Joint Travel Regulations (taxes not included). If lodging is pre-arranged for the traveler because of conference participation funded by the STCU, then the maximum amount allowed in the U.S. Joint Travel Regulations may be exceeded by up to 25% (taxes not included). In those exceptional cases where there are no accommodations available within the maximum amount allowed or accommodations are unacceptable, then the most cost-effective accommodation is authorized with prior approval of the responsible Deputy Executive Director. Maximum lodging rates outside of a country of residence may be obtained from the STCU treasurer or at http://www.state.gov/m/a/als/prdm/xxxx[1]

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[1] Where "xxxx" is the year the travel will begin. For example: 2004.

C. Lodging without receipt is not compensated.

iv. Meals and Incidental Expenses (M&IE).

1. Within Country of Residence, the M&IE is $35.00 per day.
2. Outside Country of Residence, the M&IE is $50.00 per day.

v. Other Costs. Actual cost of passports, visa, or conference registration is authorized with receipt. Withdrawal fees accepted by the STCU.

vi. Use of Privately Owned Vehicle. Reimbursement for the use of a privately owned vehicle to perform travel is authorized at the rate of $.10 per kilometer. Records must be kept for this activity, including destination and kilometers traveled, and odometer readings. Documents must be signed and approved by project manager.

vii. Local Travel. Reimbursement for the actual cost of local travel (taxi, bus, etc.) is authorized. Receipts must be obtained.

2.5.1 Additional Travel and per diem information is contained in STCU Standard Operating Procedure V – Project Participants Travel. A copy of the this procedure may be obtained on the STCU's website at the following address: http://www.stcu.int/documents/reports/financial/.

Article 3 - Overhead

3.1 A fixed amount may be charged for project overhead to cover the cost of such items as general administration, institutional management, depreciation of buildings and equipment, maintenance, utilities, staff training or any other cost at discretion of the institute management.

3.2 One half of the direct overhead costs will be retained by the Center until project completion.

.Article 4 - Costs not Allowed

4.1 Allowable costs shall not include: profit; contributions to pension, medical, or other social funds; provisions for possible future losses or liabilities; taxes, including profit tax, value added tax, personal income tax, local taxes, tariffs, dues, customs duties, import duties, or others; and costs allocable to another project.

Article 5 - Cash Payments by the Center

5.1 Within Ukraine, all cash payments will be made in the national currency of Ukraine. Conversion of US dollars or Euro to the national currency of Ukraine will be according to the exchange rate of the Interbank of Ukraine. Within Azerbaijan, Georgia, Uzbekistan, and Moldova all cash payment will be made in U.S. Dollars or Euros where possible. The Center shall pay its financial contribution through special bank accounts established.

5.2 The Center shall pay the following financial contribution:

(a) An advance payment, which is one third of the first quarter grant payment to the project grantees, as soon as possible following the operative commencement date;

(b) Quarterly grant payments after approval by the Center of the cost statement for the last completed quarter and, upon Partner's request, after approval by the Partner the quarterly progress l report.

(c) Pursuant to Article 3.4, the Center shall make payments of overhead to the participating institutions represented by their respective directors as a fixed payment. One half of the allowable overhead will be paid to the Recipient(s) represented by its director after approval of progress and cost reports. Retention shall be made by the Center of 50% of the allowable overhead for the Recipient(s). The retention shall be released to the Recipient(s) represented by its director within one month following the approval by the Center of the last technical or financial document or other deliverable required by the Agreement.

(d) Current payments directly to vendors in amounts, which are estimated in Annex 1. Such payments shall be based on vendor invoices and other documents delivered to the Center with written requests from the project manager.

5.3 The Center shall make grant payments directly to private bank accounts of the project grantees in accordance (1) with Letters of agreement between the Center and with each project grantee and (2) payment level rates set forth in Annex 1 and the amount of time devoted to the project by each grantee as certified by the project manager.

5.4 If the Center considers that the work has not effectively been commenced within three months of the payment of the first advance, the Center may require the reimbursement of the advance, together with any interest earned on the advance.

5.5 If on completion or termination of the work, the payments made by the Center exceed the actual allowable costs, the Recipient(s) shall promptly reimburse the difference to the Center. Interest may be added to this amount at the prevailing market rate as determined by the Center one month after the reimbursement date specified by the Center. Any reimbursements and the unspent portion of the Total Cost of the Project will be returned to the Partner account.

5.6 When the suspension becomes effective, the Center shall pay grants to the individual participants for the period they were engaged in the Project before the Center's declaration of suspension becomes effective. Any other payments to the Recipient(s) shall in principle be suspended as long as the suspension remains in effect.

5.7 If the Project is terminated, costs shall be limited to the allowable costs incurred by the Recipient(s) prior to the suspension and other costs which the Center considers to be fair and reasonable having regard to commitments which have been reasonably entered into and which cannot be canceled or avoided.

Article 6 - Project Accounting

The Recipient(s) shall maintain financial documentation, such as invoices, shipping documents and copies of time cards to support and justify the costs reported.

Article 7 - Timing of Financing

7.1 Funds will be disbursed when the partner has deposited the specified amount of its funding commitment to the partner activity, including the STCU fee. Funds are to be deposited in US dollars or Euro in the following account:

Commitment in USD:
Deutsche Bank Trust Company Americas, New York
Partner Contribution Account #04-406-956
Fedwire ABA #021001033
SWIFT BIC: BKTRUS33

Commitment in Euro:
Fortis Bank, Montagne du Park 3, B-1000 Brussels, Belgium
Account No. 210-0777641-44
IBAN: BE55 2100 7776 4144
SWIFT: GEBABEBB

7.2 Interest earned on partner funds will be retained by the STCU.

7.3 Partner will deposit its commitment in accordance with the following schedule

Payment	Due Date	Commitment to the total cost of the project	STCU fee	Total commitment
First payment	Before the Operative Commencement Date	42697	2135	44832
Second Payment				

Annex 3 - Reports

Article 1 - Cost Statements

1.1. Quarterly cost statements covering each three-month period following the operative commencement date shall be submitted to the Partner and the Center within 20 days after the end of each reporting period. The format for cost statements will be provided by the Center.

1.2 A consolidated cost statement shall be submitted by the recipient to the Partner and the Center within two months of the completion, cessation, or termination of the work financed by the Partner.

If such a statement is not submitted on time, the Center or the Partner may request in writing its submission. If the Center and the Partner do not receive the submission within thirty-days after such a written request, the Center, in consultation with the Partner, may consider the previously claimed costs to be final and determine to make no further reimbursement.

Article 2 - Reports

2.1 The Recipient shall submit the following reports:

(a) Quarterly progress reports covering each three-month period following the operative commencement date shall be submitted to the Center, to the Partner and/or to the Technical Monitor in accordance with Article 4 within one month after the end of each reporting period. The format for progress report will be provided by the Center.

(b) Technical reports, requested by the Partner, containing a description of the significant results according to the deliverables determined in the Annex I – Work Plan, to be submitted to the Partner and/or to the Technical Monitor within one month after significant results are achieved.

(c) A final report covering all the work, the objectives, the results, and the conclusions, including a suitable summary of all these aspects shall be submitted to the Partner and/or to the Technical Monitor within two months of the completion of the Project work plan or termination of the Agreement, or the agreed completion date of the Agreement, whichever is the earliest. A suitable unrestricted summary of the final report shall be submitted to the Center.

2.2 It is the responsibility of the Recipient, in consultation with the Partner and/or with the Technical Monitor/, to indicate clearly what parts of reports contain invention or business confidential information and specify any limitations on circulation. For each report, an unrestricted version shall also be provided. All reports containing invention or business confidential information shall be handled by the Center according to established internal procedures

2.3 The Recipient shall submit any additional reports or any other deliverables requested by the Partner and/or by the Technical Monitor and specified in Annex 1.